NEWS RELEASE

FOR IMMEDIATE RELEASE

 DECEMBER 1, 2003

NORFOLK SOUTHERN ANNOUNCES SENIOR-LEVEL CHANGES

NORFOLK, VA -- Norfolk Southern Corporation (NYSE: NSC) today announced a series of senior-level executive and organizational changes following completion of its voluntary separation program for non-agreement employees. The changes also reflect efficiencies realized from the company's continuing activity value analysis, said David R. Goode, NS chairman, president and chief executive officer.

         "I am pleased that the board of directors acted on these changes so that we can implement the benefits of these programs quickly and move forward with a business plan that emphasizes growth and operational efficiency," Goode said.

         The following changes are effective Dec. 1:

         James A. Hixon, formerly senior vice president Administration, was named senior vice president Legal and Government Affairs, with responsibility for the company's legal activities; federal, state and community activities, and corporate governance.   James A. Squires, formerly senior general counsel, was named vice president Law and will report to Hixon.

         Tony L. Ingram, formerly vice president Transportation Operations, was named senior vice president Transportation Network and Mechanical, with responsibility for transportation services, mechanical facilities and equipment utilization.

         Mark D. Manion, formerly vice president Transportation Services and Mechanical, will become senior vice president Transportation Operations, with responsibility for transportation field operations and customer service.

         Kathryn B. McQuade, formerly senior vice president Financial Planning, was named senior vice president Finance, with responsibility for financial planning, treasury and accounting.  Marta R. Stewart, formerly assistant vice president corporate accounting, will become vice president and controller, reporting to McQuade.

Charles W. Moorman, formerly senior vice president Corporate Services and president of Thoroughbred Technology and Telecommunications Inc. (T-Cubed), will become senior vice president Corporate Planning and Services, with responsibility for strategic planning, public relations, passenger rail relationships, the Eastern Carolina Business Unit and T-Cubed.

         John P. Rathbone, formerly senior vice president and controller, was named senior vice president Administration, with responsibility for human resources, labor relations and material management.

         Donald W. Seale, formerly senior vice president Merchandise Marketing, was named senior vice president Marketing Services, with expanded responsibility for merchandise commodity groups, coal, automotive and MODALGISTICS.  Daniel D. Smith, formerly president of NS Development, will become senior vice president Energy and Properties with responsibility for coal marketing, real estate and Pocahontas Land Corp., reporting to Seale.

         Robert E. Martinez, formerly vice president Marketing Services and International, was named vice president Business Development, with responsibility for industrial development and international and ports business. He continues to report to L. I. Prillaman, vice chairman and chief marketing officer.

         All of the newly appointed officers will be headquartered in Norfolk.

         Norfolk Southern Corporation is one of the nation's premier transportation companies. Its Norfolk Southern Railway subsidiary operates 21,500 route miles in 22 states, the District of Columbia and Ontario, serving every major container port in the eastern United States and providing superior connections to western rail carriers. NS operates the most extensive intermodal network in the East and is the nation's largest rail carrier of automotive parts and finished vehicles.

###

For further information contact:

         (Media) Bob Fort, 757-629-2710

         (Investors) Leanne McGruder, 757-629-2861